EXHIBIT 4.2

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

DELPHAX TECHNOLOGIES CANADA LIMITED

AND

WELLS FARGO FINANCIAL CORPORATION CANADA

SEPTEMBER 10, 2007

(i)

Article V REPRESENTATIONS AND WARRANTIES		39
Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.	39
Section 5.2	Capitalization.	40
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements.	40
Section 5.4	Legal Agreements.	40
Section 5.5	Subsidiaries.	40
Section 5.6	Financial Condition; No Adverse Change.	41
Section 5.7	Litigation.	41
Section 5.8	Taxes.	41
Section 5.9	Titles and Liens.	41
Section 5.10	Intellectual Property Rights.	41
Section 5.11	Pension and Benefit Plans.	43
Section 5.12	Default.	43
Section 5.13	Environmental Matters.	43
Section 5.14	Pledged Equity Interests; Pledged Debt.	44
Section 5.15	Submissions to Lender.	44
Section 5.16	Financing Statements.	45
Section 5.17	Rights to Payment.	45
Section 5.18	Bank Accounts.	45
Section 5.19	Financial Solvency.	45

Article VI COVENANTS		46
Section 6.1	Reporting Requirements.	46
Section 6.2	Permitted Liens; Financing Statements.	49
Section 6.3	Indebtedness.	50
Section 6.4	Guarantees.	51
Section 6.5	Investments and Subsidiaries.	51
Section 6.6	Dividends and Distributions.	52
Section 6.7	Salaries.	52
Section 6.8	Books and Records; Collateral Examination, Inspection and Appraisals.	52
Section 6.9	Account Verification.	53
Section 6.10	Compliance with Laws.	53
Section 6.11	Payment of Taxes and Other Claims.	53
Section 6.12	Maintenance of Properties.	54
Section 6.13	Insurance.	54
Section 6.14	Preservation of Existence.	54
Section 6.15	Delivery of Instruments, etc.	54
Section 6.16	Sale or Transfer of Assets; Suspension of Business Operations.	55
Section 6.17	Amalgamation, Consolidation and Merger; Asset Acquisitions.	55
Section 6.18	Sale and Leaseback.	55
Section 6.19	Restrictions on Nature of Business.	55
Section 6.20	Accounting.	55
Section 6.21	Discounts, etc.	56

(ii)

(iii)

CREDIT AND SECURITY AGREEMENT

Dated as of September 10, 2007

DELPHAX TECHNOLOGIES CANADA LIMITED, an Ontario corporation (the “Borrower”), and WELLS FARGO FINANCIAL CORPORATION CANADA (as more fully defined in ARTICLE I herein, the “Lender”), hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Account Bank” means Bank of Montreal.

“Accounts” means with respect to any Person all “accounts,” as such term is defined in the PPSA, now owned or hereafter acquired by that Person and, in any event, shall include all accounts due or accruing due and all agreements, books, accounts receivable, other receivables, book debts, claims and demand of every nature and kind and other forms of monetary obligations (other than forms of monetary obligations evidenced by Chattel Paper, Securities or Instruments) now owned or hereafter received or acquired by or belonging or owing to that Person, whether or not yet earned by performance on the part of that Person and all invoices, letters, documents and papers recording, evidencing or relating thereto.

“Advance” means a Canadian Revolving Advance, a European Revolving Advance or an Equipment Term Advance.

“Affiliate” or “Affiliates” means the Parent and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Maximum Line Amount” means the sum of the Canadian Maximum Line Amount and the European Maximum Line Amount.

“Agreement” means this Credit and Security Agreement.

“Applicable Law” means, in respect of any Person, property, transaction or event, all present and future laws, statutes and regulations, applicable to that Person, property, transaction or event and all applicable treaties, judgments, decrees, official directives, consents, approvals, authorizations, guidelines, rules, orders and written policies that are publicly available (whether or not having the force of law, with respect to regulatory guidelines issued by the Office of the

Superintendent of Financial Institutions with respect to the Lender and in all other cases having the force of law)of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event.

“Availability” means the aggregate of the Canadian Availability and the European Availability.

“Benefit Plan” means all material employee benefit plans or arrangements maintained or contributed to by the Borrower that are not Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Borrower participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Blocked Account and Control Agreement” means a Blocked Account and Control Agreement by and between the Borrower, the Lender and the Account Bank in form and substance acceptable to the Lender, acting reasonably.

“Borrowing Base” means, as applicable, the Canadian Borrowing Base or the European Borrowing Base.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Canadian Availability or European Availability, as the case may be, (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral, the Guarantor Collateral or its value, (ii) the assets, business or prospects of the Borrower or a Guarantor, as applicable, or (iii) the security interests and other rights of the Lender in the Collateral or the Guarantor Collateral, as the case may be (including the enforceability, perfection and priority thereof), including without limitation, claims secured by a Lien created by, or arising under any statute or regulation or arising under common law without the consent of the Borrower or a Guarantor (in contrast with Liens voluntarily granted) which rank, or are capable of ranking, prior to or pari passu with the Liens created by the Security Documents against all or any part of the Borrower’s or Guarantor’s assets, as applicable, whether then existing or, in the Lender’s judgment, likely to arise, including claims for unremitted rents, Taxes, wages, vacation pay, employee deductions, workers’ compensation obligations, government royalties or pension fund obligations, or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower or a Guarantor to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, (c) to reflect any commitment by the Lender to pay rent in arrears to a landlord of a Premises pursuant to any agreement between the Lender and such landlord or (d) in respect of a Default or an Event of Default.

“Business Day” means a day on which chartered banks are open for over-the-counter business in Toronto, Ontario and excludes Saturday, Sunday and any other day which is a statutory holiday in Toronto.

“Canadian Availability” means the amount, if any, by which the Canadian Borrowing Base exceeds the sum of the outstanding principal balance of the Canadian Revolving Note.

“Canadian Borrowing Base” means at any time the lesser of:

(a)	The Canadian Maximum Line Amount; or

(b)	Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)	the lesser of (A) the product of the Canadian Inventory Advance Rate times the US Dollar Equivalent of the cost of Eligible Inventory located at locations owned or leased by the Borrower in Canada or (B) or eighty-five percent (85%) of the appraised Net Orderly Liquidation Value of such Eligible Inventory, less

(ii)	the Borrowing Base Reserve applicable to the Borrower, less

(v)	Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Canadian Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement between the Borrower and the Lender that is not described in ARTICLE II of this Agreement.

“Canadian Dollars” and the symbol “CDN$” each means the lawful money of Canada.

“Canadian Inventory Advance Rate” means up to 60% (or, for purposes of determining the amount to be included in the Canadian Borrowing Base as of the Funding Date with respect to Inventory located at locations owned or leased by the Borrower, 20%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Canadian Maximum Line Amount” means US$4,000,000, unless this amount is reduced pursuant to Section 2.12, in which event it means such lower amount.

“Canadian Revolving Advance” is defined in Section 2.1.

“Canadian Revolving Facility” means the credit facility under which Canadian Revolving Advances are made available to the Borrower by the Lender under Section 2.1.

“Canadian Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Change of Control” means the occurrence of any of the following events:

(a)	Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than Annette J. Brenner, Fred H. Brenner or their respective heirs, beneficiaries or legatees) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty five percent (25%) of the voting power of all classes of voting stock of the Parent;

(b)	Whitebox becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25 percent of the voting power of all classes of voting stock of the Parent; or

(c)	During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Parent (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Parent, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Parent then in office; or

(d)	the Parent ceases to beneficially own and control, directly or indirectly, the economic and voting rights associated with all of the issued and outstanding Securities of the Borrower or any Guarantor.

“Chattel Paper” (i) means all “chattel paper” as defined in the PPSA and (ii) shall include all chattel paper in which the Borrower now or hereafter has an interest, and any part of such interest.

“CIPO” means the Canadian Intellectual Property Office, or any other ministry, department, agency or subdivision of the Government of Canada succeeding to the powers and responsibilities of the Canadian Intellectual Property Office.

“Collateral” means all of the Borrower’s right, title and interest in, to and under all personal property of the Borrower including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located:

(a)	all Accounts;

(b)	all Deposit Accounts;

(c)	all Goods;

(d)	all Chattel Paper;

(e)	all Documents of Title;

(f)	all Equipment;

(g)	all Insurance;

(h)	all Intangibles;

(i)	all Instruments;

(j)	all Intellectual Property Rights;

(k)	all Inventory;

(l)	all Investment Property;

(m)	all Money;

(n)	all Collateral Records;

(o)	to the extent not otherwise included above, Material Contracts, motor vehicles and other personal property of any kind;

(p)	to the extent not otherwise included above, all Proceeds, products, accessions, substitutions, attachments, rents and profits of or in respect of any of the foregoing;

(q)	all property of the Borrower now or hereinafter held by or in the possession of the Lender, including all property of every description, in the custody of or in the transit to the Lender for any purpose; and

(r)	all other personal property not otherwise described above.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Commitment” means the Lender’s commitment to make Advances to the Borrower upon and subject to the terms and conditions of this Agreement.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Control Account” means account number 3858 4603210 maintained by the Borrower at the Account Bank.

“Copyrights” means (i) all copyrights arising under the laws of Canada, whether registered or unregistered and whether published or unpublished (including, without limitation, any registered copyrights listed in Schedule 5.10, as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in CIPO, (ii) all extensions, continuations, reversions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefore, whether now or hereafter due or payable, and (v) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other disposition thereof.

“Credit Agreement Supplement” means a Credit Agreement Supplement delivered by the Borrower to the Lender in the form attached as Exhibit F hereto.

“Credit Facility” means the credit facility under which Advances may be made available to the Borrower by the Lender under ARTICLE II.

“Cut-off Time” means 10:00 a.m Toronto, Ontario time.

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the Floating Rate, as such rate may change from time to time.

“Delphax France” means Delphax Technologies S.A.S., a French company, and its successors and permitted assigns.

“Delphax UK” means Delphax Technologies Limited, an English company, and its successors and permitted assigns.

“Deposit Account” means any demand, time, savings, passbook or like account maintained with a depository institution.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrower’s gross sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a member of the Borrower’s board of directors.

“Documents of Title” (i) means, with respect to any Person, all “documents of title” as defined in the PPSA and (ii) shall include all documents of title, whether negotiable or non-negotiable, including, without limitation, all warehouse receipts and bills of lading, in which that Person now or hereafter has an interest, and any part thereof.

“Eligible Accounts” means all unpaid Accounts of the Borrower or a Guarantor, as the case may be, arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i)	That portion of Accounts unpaid 120 days or more after the invoice date;

(ii)	That portion of Accounts related to goods or services with respect to which the Borrower or a Guarantor, as the case may be, has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii)	That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by the Borrower or a Guarantor, as the case may be, to the customer, including, with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv)	Accounts constituting (i) royalties or license fees of copyrightable material unless such copyrightable material shall have been registered with CIPO, or (ii) royalties or license fees of patentable inventions unless such patentable inventions have been registered with the CIPO;

(v)	Accounts owed by any Governmental Authority, whether foreign or domestic;

(vi)	Accounts denominated in any currency other than US Dollars, Canadian Dollars, Euros or Pounds;

(vii)	Accounts owed by an account debtor located outside the United States, Canada, the United Kingdom or the European Union which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii)	Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of the Borrower or a Guarantor, as the case may be;

(x)	Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien (other than a Permitted Lien) in favor of any Person other than the Lender;

(xi)	That portion of Accounts that has been restructured, extended, amended or modified;

(xii)	That portion of Accounts that constitutes advertising, finance charges, service charges or excise taxes;

(xiii)	Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty-five percent (25%) (or as to Accounts owed by Harland Clarke Holdings Corp., John H. Harland or Clarke American Corp., a total of fifty percent (50%)) of the aggregate amount of all Accounts, excluding Borrowers’ Affiliates’ Accounts;

(xiv)	Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (x) above; and

(xv)	Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Equipment” means Equipment of the Borrower designated by the Lender as eligible from time to time in its sole discretion but excluding any Equipment having any of the following characteristics:

(i)	Equipment that is subject to any Lien (other than a Permitted Lien) other than in favor of the Lender;

(ii)	Equipment that has not been delivered to the Premises;

(iii)	Equipment in which the Lender does not hold a first priority security interest;

(iv)	Equipment that is obsolete or not currently saleable;

(v)	Equipment that is not covered by standard “all risk” insurance for an amount equal to its forced liquidation value;

(vi)	Equipment that requires proprietary software in order to operate in the manner in which it is intended when such software is not freely assignable to the Lender or any potential purchaser of such Equipment;

(vii)	Equipment that is located at a location which is not subject to a landlord’s disclaimer and consent, in form and substance acceptable to the Lender;

(viii)	Equipment consisting of computer hardware, Software, tooling, or moulds; and

(ix)	Equipment otherwise deemed unacceptable by the Lender in its sole discretion.

“Eligible Inventory” means all Inventory of the Borrower or a Guarantor, but excluding any Inventory having any of the following characteristics:

(i)	Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any Lien that is subordinate to the Lender’s first priority security interest in a manner acceptable to the Lender; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender in the form prescribed by the Lender;

(ii)	Supplies, packaging, parts or sample Inventory, or customer supplied parts or Inventory;

(iii)	Work-in-process Inventory (provided, however, that Eligible Inventory does not include subassembly parts, excluding burden or labor);

(iv)	Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(v)	Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi)	Inventory that is perishable or live;

(vii)	Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii)	Inventory that is subject to a Lien (except for Permitted Liens) in favor of any Person other than the Lender;

(ix)	Inventory that is located at a location which is not subject to a landlord’s disclaimer and consent, in form and substance acceptable to the Lender; and

(x)	Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Environmental Law” means any federal, provincial, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” means: (i) all “equipment” as defined in the PPSA, (ii) all machinery, manufacturing equipment, extruders, die heads, tanks, vehicles, cranes, data processing equipment, computers, office equipment, furnishings, furniture, appliances, and tools (in each case, regardless of whether characterized as equipment under the PPSA), (iii) all fixtures and (iv) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing.

“Equipment Advance Rate” means up to one hundred percent (100%) of the Net Forced Liquidation Value of Eligible Equipment, or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Equipment Term Advance” is defined in Section 2.2.

“Equipment Term Note” means the Borrower’s promissory note, payable to the order of the Lender in substantially the form of Exhibit B hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Euro” and the symbol “€” means the single currency of the participating members of the European Union.

“European Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the European Accounts Advance Rate shall be reduced by one percentage point (1%) for each percentage by which Dilution is in excess of four percent (4.0%).

“European Availability” means the amount, if any, by which the European Borrowing Base exceeds the sum of the outstanding principal balance of the European Revolving Note.

“European Borrowing Base” means at any time the lesser of:

(a)	The European Maximum Line Amount; or

(b)	Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i)	the lesser of

(1)	the sum of:

(I)	the product of 50% times the US Dollar Equivalent of the cost of Delphax France’s Eligible Inventory; and

(II)	the product of 50% times the US Dollar Equivalent of the cost of Delphax UK’s Eligible Inventory; or

(2)	US$1,250,000;

(ii)	the product of the European Accounts Advance Rate times the US Dollar Equivalent of Delphax France’s Eligible Accounts, plus

(iv)	the product of the European Accounts Advance Rate times the US Dollar Equivalent of Delphax UK’s Eligible Accounts, less

(iii)	the Borrowing Base Reserve applicable to each of Delphax France and Delphax UK, less

(v)	Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the European Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrower’s credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement offered to Borrower by Lender that is not described in ARTICLE II of this Agreement.

“European Maximum Line Amount” means US$2,000,000, unless this amount is reduced pursuant to Section 2.12, in which event it means such lower amount.

“European Revolving Advance” is defined in Section 2.3.

“European Revolving Facility” means the credit facility under which European Revolving Advances are made available to the Borrower by the Lender under Section 2.3.

“European Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit C hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Event of Default” is defined in Section 7.1.

“Floating Rate” means the annual interest rate equal to the sum of the Prime Rate plus half a percent (0.5%) per annum, which interest rate shall change when and as the Prime Rate changes.

“Funding Date” is defined in Section 2.1.

“GAAP” means generally accepted accounting principles in effect in the United States of America, applied on a basis consistent with the accounting practices applied in the consolidated financial statements described in Section 5.6.

“Good Faith Estimate” means the Borrower’s good faith estimate of the amount of an Advance to be requested by the Borrower pursuant to Section 2.5(b).

“Good Faith Estimate Cut-off Time” means 2:30 p.m. Minneapolis, Minnesota time, 3:30 p.m. Toronto, Ontario time.

“Goods” (i) means all “goods” as defined in the PPSA, (ii) shall include, without limitation, all Inventory, Equipment, fixtures and Software Embedded in Goods but (iii) shall exclude “consumer goods” as defined in the PPSA.

“Governmental Authority” means any domestic or foreign government including any federal, provincial, state, territorial or municipal government and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Guarantee” means each unconditional continuing guarantee executed by a Guarantor in favor of the Lender.

“Guarantor” means each of the Parent, Delphax France and Delphax UK, and every other Person now or in the future who agrees to guaranty the Indebtedness.

“Guarantor Collateral” means all of the present and after-acquired personal property, assets and undertaking of each Guarantor in which such Guarantor has granted a Lien to the Lender pursuant to the Security Documents in order to secure their obligations under their respective Guarantees.

“Guarantor Security Agreements” means all security agreements, pledge agreements, debentures, hypothecs, mortgages or other agreements executed by a Guarantor in favor of the Lender in order to secure the obligations of such Guarantor to the Lender, and shall include all amendments, supplements or replacements thereof.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender or with Wells Fargo Bank, National Association or any Affiliate thereof, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Indemnified Liabilities” is defined in Section 8.7.

“Indemnitees” is defined in Section 8.7.

“Industrial Designs” means all industrial designs and applications including, without limitation, all industrial designs and industrial design applications identified on Schedule 5.10 attached hereto and made a part hereof, and including without limitation, (a) all inventions and improvements described and claimed therein, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses relating to Industrial Designs entered, and damages and payments for past or future infringements thereof), and (d) all common law rights corresponding thereto and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of a Borrower accruing thereunder or pertaining thereto.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Insolvency Laws” means any laws applicable to the Borrower or any Guarantor relating to bankruptcy, insolvency, restructuring, reorganization or arrangement of a debtor’s affairs, including without limitation, the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or the Bankruptcy and Insolvency Act (Canada), as now and hereafter in effect, or any successor statutes.

“Instruments” (i) means all “instruments” as defined in the PPSA and (ii) shall include all letters of credit, advices of and all other instruments in which the Borrower now or hereafter has an interest, and any part thereof.

“Insurance” means: (i) all insurance policies covering any or all of the Collateral (regardless of whether the Lender is the loss payee thereof) and (ii) any key man life insurance policies.

“Intangibles” (i) means all “intangibles” as defined in the PPSA and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all rights in action, and all licenses, permits, concessions and authorizations, (in each case, regardless of whether characterized as intangibles under the PPSA).

“Intellectual Property Rights” means all actual or prospective rights, including any license thereof, arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with Copyrights, Patents, Industrial Designs, Trade Secrets, Software, Trademarks, service marks, trade dress, trade names or mask works.

“Interest Payment Date” is defined in Section 2.10(a).

“Inventory” means: (i) all “inventory” as defined in the PPSA and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in the Borrower’s business; and all goods which are returned to or repossessed by the Borrower, and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the PPSA).

“Investment Property” means all (i) Pledged Equity Interests and (ii) Pledged Debt.

“Lender” means Wells Fargo Financial Corporation Canada in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to any other operating division of Lender.

“Licensed Intellectual Property” is defined in Section 5.10(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Canadian Revolving Note, the Equipment Term Note, the European Revolving Note, each Guarantee, each Subordination Agreement, and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

“Material Adverse Effect” means any of the following:

(i)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower and its Affiliates, taken as a whole;

(ii)	A material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party;

(iii)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower or the Parent, on an individual basis;

(iv)	A material adverse effect on the ability of the Borrower or the Parent, on an individual basis, to perform its obligations under the Loan Documents or the US Loan Documents to which it is a party;

(v)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Delphax France or Delphax UK, but only if a European Revolving Advance is outstanding;

(vi)	A material adverse effect on the ability of Delphax France or Delphax UK to perform its obligations under the Loan Documetns to which it is a party, but only if a European Revolving Advance has been made; or

(iii)	A material adverse effect on the ability of the Lender to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness.

“Material Contract” means any contract or other arrangement to which the Borrower is a party for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, with respect to the Credit Facility, September 10, 2011.

“Money” means “money” as defined in the PPSA.

“Net Cash Proceeds” means in connection with any asset sale, the US Dollar Equivalent of the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Forced Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and conducted public auction sale without reserve, held under forced sale conditions and under economic trends current within 60 days of the appraisal. The opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.

“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Officer” means an officer of the Borrower.

“Off-the-shelf Software” is defined in Section 5.10(c).

“Overadvance” means the amount, if any, by which the outstanding principal balance of any Revolving Note is in excess of the then-existing Borrowing Base applicable to such Revolving Note.

“Owned Intellectual Property” is defined in Section 5.10(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Parent” means Delphax Technologies Inc., a Minnesota corporation.

“Patents” means all letters patent of Canada and foreign patents and certificates of invention, or similar industrial property rights, now or hereafter in force, including, but not limited to each such patent referred to in Schedule 5.10 (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement), and with respect to any and all of the foregoing, (i) all applications therefore including, without limitations, such patent applications referred to in Schedule 5.10 (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement), (ii) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations of the foregoing, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefore, whether now or hereafter due or payable, and (vi) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other disposition thereof.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement now or hereafter executed by the Borrower in favor of the Lender dated the same date as this Agreement.

“Pension Plan” means all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Borrower for its employees or former employees.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.2(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledged Alternative Equity Interests” means (i) all participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests listed on Schedule 5.14, (ii) all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and (iii) any other warrant, right or option to acquire any of the foregoing; provided that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests.

“Pledged Debt” means (i) all indebtedness for borrowed money owed to the Borrower, whether or not evidenced by any instrument or promissory note, including, without limitation, all indebtedness described on Schedule 5.14 under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement), (ii) all monetary obligations owing to the Borrower from any of its Affiliates and the instruments evidencing any of the foregoing, and (iii) all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” means all Pledged Stock, Pledged ULC Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests” means all interests in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 5.14 under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement) and the certificates, if any, representing such limited liability company interests and any interest of the Borrower on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Partnership Interests” means all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.14 under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement) and the certificates, if any, representing such partnership interests and any interest of the Borrower on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Stock” means all shares of capital stock owned by the Borrower including, without limitation, all shares of capital stock described Schedule 5.14 under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement), and the certificates, if any, representing such shares and any interest of the Borrower in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

“Pledged ULC Stock” means all Pledged Stock of a Person that is a ULC, now owned or hereafter acquired by the Borrower, including the Pledged ULC Stock listed on Schedule 5.14.

“PPSA” means he Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Pound” and the symbol “£” means the lawful money of the United Kingdom.

“Premises” means all locations where the Borrower or any of the Guarantors conducts its business or has any rights of possession, including the locations legally described in Exhibit E attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo US at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo US’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Wells Fargo US may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo US.

“Proceeds” (i) means all “proceeds” as defined in the PPSA, (ii) shall include payments or distributions made with respect to any Investment Property and (iii) shall include whatever is receivable or received when Collateral or proceeds are sold, leased, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Revolving Advance” means, as applicable, a Canadian Revolving Advance or a European Revolving Advance.

“Revolving Facility” means, collectively, the Canadian Revolving Facility and the European Revolving Facility.

“Revolving Notes” means, collectively, the Canadian Revolving Note and the European Revolving Note.

“Securities” (i) means “securities” as defined in the PPSA and (ii) shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” means, collectively, the following:

(ii)	this Agreement;

(iii)	each Guarantee;

(iv)	each Guarantor Security Agreement;

(v)	a landlord’s disclaimer and consent in respect of each location where Eligible Inventory or Eligible Equipment is located, in form and substance acceptable to the Lender;

(vi)	each Subordination Agreement; and

(vii)	any other document delivered to the Lender from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 3.1.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data, databases and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all configurations and documentation including user manuals and other training materials related to any of the foregoing, including, without limitation, any such programs referred to Schedule 5.10 (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement).

“Software Embedded in Goods” means, with respect to any Goods, any computer program embedded in Goods and any supporting information or documentation provided in connection with the program if (i) the program is associated with the Goods in such a manner that it customarily is considered part of the Goods or (ii) by becoming the owner of the Goods a person acquires a right to use the program in connection with the Goods.

“Subordinated Creditor” means Whitebox and every other Person now or in the future who agrees to subordinate indebtedness of the Borrower held by that Person to the payment of the Indebtedness.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the Borrower.

“Subsidiary” means any Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Taxes” means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Indebtedness, following an Event of Default, pursuant to Section 7.2.

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how, whether or not reduced to a writing or other tangible form, now or hereafter in force, owned or used in, or contemplated at any time for use in, the business of the Borrower (all of the foregoing being collectively called a “Trade Secret”), including with respect to any and all of the foregoing: (i) all documents and things embodying, incorporating, or referring in any way thereto, (ii) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefore, whether now or hereafter due or payable, and (iii) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license, assignment, or other dispositions thereof.

“Trademarks” means all federal, provincial and foreign trademarks, service marks, certification marks, collective marks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade styles, logos, other source or business identifiers, designs and general intangibles of a like nature, rights of publicity and privacy pertaining to the names, likeness, signature and biographical data of natural persons, now or hereafter in force, and, with respect to any and all of the foregoing: (i) all registrations and recordation thereof and all applications in connection therewith including, but not limited to, such registrations and applications referred to in Schedule 5.10 (as such schedule may be amended or supplemented from time to time in accordance with the terms of this Agreement), (ii) all renewals and extensions thereof (iii) the goodwill of the business associated therewith and symbolized thereby, (iv) all rights corresponding thereto throughout the world, (v) all rights to sue at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, including, without limitation, the right to receive all income, royalties, proceeds and damages therefore, whether now or hereafter due or payable, and (vi) all payments and royalties and rights to payments and royalties arising out of the sale, lease, license assignment or other disposition thereof.

“UCC” means the Uniform Commercial Code as in effect in the state of Minnesota or any other state in which the Parent has its chief executive office or in which the Parent was incorporated or continued.

“ULC” means any unlimited liability company.

“Unused Amount” is defined in Section 2.9(a).

“US Credit Agreement” means the Credit and Security Agreement dated as of even date herewith between the Parent as borrower and Wells Fargo US as lender.

“US Dollars” and the symbols $ and “US$” each means the lawful money of the United States.

“US Dollar Equivalent” means,

(a) with respect to any amount denominated in Canadian Dollars, the amount of US Dollars that would be required to purchase such amount of Canadian Dollars on the date of any determination based upon the Bank of Canada noon mid-point spot rate on such date (or, if such rate is not available, the spot selling rate at which Wells Fargo Bank, National Association offers to sell Canadian Dollars for US Dollars in the foreign exchange market at approximately 11:00 a.m. New York time);

(b) with respect to any amount denominated in Euros, the spot selling rate at which Wells Fargo Bank, National Association offers to sell Euros for US Dollars in the foreign exchange market at approximately 11:00 a.m. New York time; or

(c) with respect to any amount denominated in Pounds, the spot selling rate at which Wells Fargo Bank, National Association offers to sell Pounds for US Dollars in the foreign exchange market at approximately 11:00 a.m. New York time.

“US Loan Documents” means “Loan Documents” as defined in the US Credit Agreement.

“Wells Fargo US” means Wells Fargo Bank, National Association (acting through its Wells Fargo Business Credit operating division), and its successors and permitted assigns.

“Whitebox” means, Whitebox Delphax, Ltd. and its successors and permitted assigns.

Section 1.2	Other Definitional Terms; Rules of Interpretation.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC or the PPSA, as the case may be, and not otherwise defined herein, including without limitation, “accessions”, “financing statement” and “financing change statement”, have the respective meanings assigned to them in the UCC or the PPSA, as the context requires. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder. If there is a conflict between any provision of this Agreement and any provision of another document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement is to prevail. Time shall be of the essence in all provisions of this Agreement.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1	Canadian Revolving Advances.

The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Canadian Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an aggregate amount not in excess of the Canadian Borrowing Base at the time of the Borrower’s request for a Canadian Revolving Advance. The Lender shall have no obligation to make a Canadian Revolving Advance to the extent that the amount of the requested Canadian Revolving Advance exceeds Canadian Availability. The Borrower’s obligation to pay the Canadian Revolving Advances shall be evidenced by the Canadian Revolving Note and shall be secured by the Collateral as provided in ARTICLE III and each of the Guarantees and the Guarantor Security Agreements given in respect thereto. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.12, and reborrow.

Section 2.2	Equipment Term Advance.

The Lender agrees, subject to the terms and conditions of this Agreement, to make single Advance to the Borrower on the Funding Date in the amount of US$653,415 (the “Equipment Term Advance”). The Lender shall have no obligation to make the Equipment Term Advance if, after giving effect to such requested Equipment Term Advance, the outstanding principal balance of the Equipment Term Advances would exceed the amount determined by multiplying the Equipment Advance Rate times the Net Forced Liquidation Value of Eligible Equipment. The Borrower’s obligation to pay the Equipment Term Advance shall be evidenced by the Equipment Term Note and shall be secured by the Collateral as provided in ARTICLE III and each of the Guarantees and the Guarantor Security Agreements given in respect thereto.

Section 2.3	European Revolving Advances.

The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“European Revolving Advances”) to the Borrower from time to time from the Funding Date to and until (but not including) the Termination Date in an aggregate amount not in excess of the European Borrowing Base at the time of the Borrower’s request for a European Revolving Advance. The Lender shall have no obligation to make a European Revolving Advance to the extent that (i) the amount of the requested European Revolving Advance exceeds European Availability, (ii) there remains any Canadian Availability with respect to the Canadian Revolving Facility or (iii) there remains any Availability with respect to the Credit Facility (as those terms are defined in the US Credit Agreement). The Borrower’s obligation to pay the European Revolving Advances shall be evidenced by the European Revolving Note and shall be secured by the Collateral as provided in ARTICLE III and each of the Guarantees and the Guarantor Security Agreements given in respect thereto. Within the limits set forth in this Section 2.3, the Borrower may borrow, prepay pursuant to Section 2.12, and reborrow.

Section 2.4	Payment of Equipment Term Note.

The outstanding principal balance of the Equipment Term Note shall be due and payable as follows:

(a) Beginning on October 1, 2007, and on the first day of each month thereafter, in substantially equal monthly installments equal to an amount sufficient to fully amortize the principal balance of the Equipment Term Note over an assumed term ending on September 10, 2012 (the “Assumed Maturity Date”). If the Lender makes an Equipment Term Advance after the initial Equipment Term Advance, the amount of each installment will be increased so that the remaining payments will fully amortize the outstanding principal balance of the Equipment Term Note in substantially equal amounts by the Assumed Maturity Date.

(b) If the Lender at any time obtains an appraisal of the Equipment as permitted under Section 6.8(d) herein, and the appraisal shows the aggregate outstanding principal balance of the Equipment Term Note to exceed one hundred percent (100%) of the Net Forced Liquidation Value of Eligible Equipment, then the Borrower, upon demand by the Lender, shall, at the Lender’s option, (i) shall make additional monthly principal payments so that the remaining payments will fully amortize the outstanding principal balance of the Equipment Term Note in substantially equal amounts by the Assumed Maturity Date or (ii) immediately prepay the Equipment Term Note in the amount of such excess, together with any prepayment fee owed pursuant to Section 2.9(e).

(c) All prepayments of principal with respect to the Equipment Term Note shall be applied to the most remote principal installment or installments then unpaid.

(d) On the Termination Date of the Credit Facility, the entire unpaid principal balance of the Equipment Term Note and all unpaid interest accrued thereon shall also be fully due and payable.

Section 2.5	Procedures for Requesting Advances.

The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a) Type of Advances. Each Advance shall be funded as a Floating Rate Advance, as the Borrower shall specify in a request delivered to the Lender conforming to the requirements of Section 2.5(b).

(b) Time for Requests. The Borrower shall request each Advance so that the Lender receives it not later than the Cut-off Time on the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrower if so requested by the Lender, by (i) an Officer of the Borrower; or (ii) a Person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(c) Good Faith Estimate. In addition to the requirements of Section 2.5(b), the Borrower shall deliver to the Lender a Good Faith Estimate of the amount of the Advance which the Borrower intends to request pursuant to Section 2.5(b) no later than the Good Faith Estimate Cut-off Time on the Business Day prior to date on which such Advance is to be requested.

(d) Disbursement. Upon fulfillment of the applicable conditions set forth in ARTICLE IV, the Lender shall disburse the proceeds of the requested Advance (i) to the initial Advances, by transmitting proceeds thereof to LaSalle Business Credit, LLC in payment in full of all of the Borrower’s existing loan obligations to that entity and (ii) otherwise by crediting the same to the Borrower’s demand deposit account maintained with the Account Bank unless the Lender and the Borrower shall agree in writing to another manner of disbursement. Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for an Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrower shall be obligated to repay all Advances notwithstanding the Lender’s failure to receive such confirmation and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so. Any request for a Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower, upon which the Lender may rely, that the Borrower is in compliance with the conditions set forth in Section 4.2 as of the time of the request.

Section 2.6	Interest; Default Interest; Application of Payments; Participations; Usury.

(a) Interest. Except as provided in Section 2.6(b), Section 2.6(f) and Section 2.8, the principal amount of each Advance shall bear interest at the Floating Rate.

(b) Default Interest Rate. At any time during a Default Period arising from an Event of Default or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Notes and the Equipment Term Note shall, subject to Applicable Law, bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which such Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of such Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(c) Application of Payments. Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the first Business Day following receipt of the payment.

(d) Participations. If any Person shall acquire a participation in the Advances, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.6, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.6, or otherwise elects to accept less than its pro rata share of such fees, charges and other amounts due under this Agreement.

(e) Minimum Interest Charge. Notwithstanding any other terms of this Agreement to the contrary, the Borrower shall pay to the Lender interest and unused line fees under this Agreement and the US Credit Agreement of not less than an aggregate amount of US$150,000 per Loan Year (the “Minimum Interest Charge”) during the term of this Agreement, and the Borrower shall, to the extent that such Minimum Interest Charge is not paid by the Parent, pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.6(a) and Section 2.6(a) of the US Credit Agreement on same following each anniversary of the Funding Date and on the Termination Date (including any Termination Date that occurs due to any refinancing by an Affiliate of the Lender). When calculating this deficiency, the Default Rate and the “Default Rate” under the US Credit Agreement, if applicable, shall be disregarded. As used in this subsection (c), “Loan Year” means each one-year period ending on an anniversary of the Funding Date.

(f) Usury. In any event no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.7	Interest Act.

For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 or 365 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the actual number of days in the year for which the calculation is made and divided by 360 or 365, as applicable.

Section 2.8	Limitations on Rate of Interest.

(a) Adjustment. If any provision of this Agreement or any of the other Documents would obligate the Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by the Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

(i)	firstly, by reducing the amount or rate of interest required to be paid to the Lender under this ARTICLE II; and

(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(b) Reimbursement. Notwithstanding Section 2.8(a), and after giving effect to all adjustments contemplated thereby, if the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Borrower shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by the Lender to the Borrower.

(c) Actuarial Principles. Any amount or rate of interest referred to in this Section 2.8 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Advance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of this Agreement to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of that determination.

Section 2.9	Fees.

(a) [Reserved]

(b) Unused Line Fee. For the purposes of this Section 2.9(a), “Unused Amount” means the Aggregate Maximum Line Amount reduced by outstanding Revolving Advances. The Borrower agrees to pay to the Lender an unused line fee at the rate of one quarter of a percent (0.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c) Collateral Exam Fees. The Borrower shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or the Borrower’s operations or business at the rates established from time to time by the Lender as its collateral exam fees (which fees are currently US$850 per eight hour day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any such collateral examination or inspection.

(d) Termination and Line Reduction Fees. If (i) the Lender terminates the Revolving Facilities during a Default Period arising from an Event of Default, or if (ii) the Borrower terminates or reduces the Revolving Facilities on a date after the Funding Date and prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the sum of Aggregate Maximum Line Amount calculated as follows: (A) three percent (3%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) two percent (2%) if the termination or reduction occurs after the first anniversary of the Funding Date, but on or before the second anniversary of the Funding Date; and (C) one percent (1%) if the termination or reduction occurs after the second anniversary of the Funding Date and prior to the fourth anniversary of the Funding Date.

(e) Prepayment Fees. The Borrower may prepay the principal amount of the Equipment Term Note at any time in any amount, whether voluntarily or by acceleration, subject to the payment of fees on the date of such prepayment as follows:

(i)	three percent (3%) of the amount prepaid, if prepayment occurs on or before the first anniversary of the Funding Date;

(ii)	two percent (2%) of the amount prepaid, if prepayment occurs after the first anniversary of the Funding Date but on or before the second anniversary of the Funding Date; and

(iii)	one percent (1%) of the amount prepaid, if prepayment occurs after the second anniversary of the Funding Date but prior to the fourth anniversary of the Funding Date.

(f) Waiver of Termination and Prepayment Fees. The Borrower will be excused from the payment of termination and prepayment fees otherwise due under this Agreement if such termination or prepayment is made because of refinancing through another one of Lender’s operating divisions more than eighteen (18) months after the Funding Date.

(g) Other Fees and Charges. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.10	Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees.

(a) Time For Interest Payments. Accrued and unpaid interest accruing on Floating Rate Advances shall be due and payable on the first day of each month in arrears and on the Termination Date (each an “Interest Payment Date”). Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date.

(b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.11	Lockbox and Blocked Account and Control Agreement.

(a)	Control Account.

(i)

If the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Control Account. The Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Control Account. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in the Control Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.

(ii)	All items deposited in the Control Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Control Account, the Account Bank, the amount of that item, or such the Account Bank, at its discretion, may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Control Account, whether or not in fact endorsed by the Borrower.

(b) Sweep of Funds. The Lender may from time to time, during a Default Period and in accordance with the Blocked Account and Control Agreement, cause funds in the Control Account to be transferred to the Lender’s general account for payment of the Indebtedness. During a Default Period, amounts deposited in the Control Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all Indebtedness.

Section 2.12	Voluntary Prepayment; Reduction of the Maximum Line Amount; Termination of the Credit Facility by the Borrower.

Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part; provided that the Borrower shall apply any prepayment of Advances in respect of the Revolving Facilities first to prepayment of any outstanding European Revolving Advances and second to any outstanding Canadian Revolving Advances. The Borrower may terminate the Credit Facility or reduce the Canadian Maximum Line Amount or the European Maximum Line Amount at any time if it (i) gives the Lender at least 60 days advance written notice prior to the proposed Termination Date, and (ii) pays the Lender applicable termination or prepayment fees, and Maximum Line Amount reduction fees in accordance with the terms of this Agreement. Any reduction in the Canadian Maximum Line Amount or the European Maximum Line Amount shall be in multiples of US$100,000, and with a minimum reduction of at least US$500,000. If the Borrower terminates the Credit Facility or reduces the Aggregate Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable, and if the Borrower gives the Lender less than the required 60 days advance written notice, then the interest rate applicable to borrowings evidenced by the applicable Revolving Note shall be the Default Rate for the period of time commencing 60 days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrower does not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrower shall give the Lender at least 60 days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrower fails to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by each of the Revolving Notes shall be the Default Rate for the period of time commencing 60 days prior to the Maturity Date through the date that the Lender actually receives such written notice.

Section 2.13	Mandatory Prepayment.

Without notice or demand, if the sum of the outstanding principal balance of the Canadian Revolving Advances or the European Revolving Advances, as the case may be, shall at any time exceed the Canadian Borrowing Base or the European Borrowing Base, respectively, the Borrower shall (i) first, within one Business Day, prepay the Canadian Revolving Advances or the European Revolving Advances, as the case may be, to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Canadian Revolving Advances or the European Revolving Advances, as the case may be, is insufficient to eliminate such excess, pay to the Lender in immediately available funds for deposit in the Collateral Account an amount equal to the remaining excess. Any voluntary or mandatory prepayment received by the Lender under this Agreement may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.14	Revolving Advances to Pay Indebtedness.

Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.

Section 2.15	Use of Proceeds.

The Borrower shall use the proceeds of the Advances (i) as to the initial Advances, to pay in full its existing loan obligation to LaSalle Business Credit, LLC, (ii) for ordinary working capital purposes of the Borrower and the Guarantors and (iii) as to the proceeds of Equipment Term Advances, for the acquisition or refinancing of Eligible Equipment.

Section 2.16	Liability Records.

The Lender may maintain from time to time, at its discretion, records as to the Indebtedness. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Indebtedness that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

Section 2.17	Taxes.

(a) Payments. All payments to be made by or on behalf of the Borrower under or with respect to this Agreement are to be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If the Borrower is required to deduct or withhold any Taxes from any amount payable to the Lender, (a) the amount payable shall be increased as may be necessary so that, after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 2.17), the Lender receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (b) the Borrower shall make such deductions or withholdings, and (c) the Borrower shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, the Borrower shall not be required to pay additional amounts in respect of Excluded Taxes.

(b) Indemnity. The Borrower shall indemnify the Lender for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrower under this Agreement and paid by the Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes levied or imposed with respect to any indemnity payment made under this Section 2.17. The Borrower shall also indemnify the Lender for any Taxes (other than Excluded Taxes) that may arise as a consequence of the execution, sale, transfer, delivery or registration of, or otherwise with respect to this Agreement or any other Loan Document. The indemnifications contained in this Section 2.17 shall be made within 30 days after the date the Lender makes written demand therefor.

(c) Evidence of Payment. Within 30 days after the date of any payment of Taxes by the Borrower, the Borrower shall furnish to the Lender the original or a certified copy of a receipt evidencing payment by the Borrower of any Taxes with respect to any amount payable to the Lender hereunder.

(d) Excluded Taxes. For the purpose of this Section 2.17, “Excluded Taxes” means, in relation to the Lender, any Taxes imposed on the net income or capital of the Lender by any Governmental Authority as a result of the Lender (a) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (b) being organized under the laws of such jurisdiction or any political subdivision thereof, or (c) being or being deemed to be resident in such jurisdiction or political subdivision thereof.

(e) Survival. The Borrower’s obligations under this Section 2.17 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1	Grant of Security Interest.

(a) The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as continuing security for the payment and performance of: (a) all present and future Indebtedness of the Borrower to the Lender; (b) all obligations of the Borrower and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrower to the Lender of other kinds.

(b) Value Given. The Borrower and the Lender hereby acknowledge that (a) value has been given; (b) the Borrower has rights in the Collateral in which it has granted the Security Interest; and (c) this Agreement constitutes a security agreement as that term is defined in the PPSA.

(c) Attachment of Security Interest. The security interest created hereby is intended to attach, in respect of Collateral in which the Borrower has rights at the time this Agreement is signed by the Borrower and delivered to the Lender and, in respect of Collateral in which the Borrower subsequently acquires rights, at the time the Borrower subsequently acquires such rights.

Section 3.2	Excluded Collateral

The Security Interest granted under Section 3.1 shall not attach to the following property (collectively referred to as the “Excluded Property”): (a) any lease, license, contract, property rights or agreement to which the Borrower is a party or any of its rights or interests thereunder if the grant of such Security Interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to any relevant jurisdiction or any other Applicable Law (including the Insolvency Laws) or principles of equity), (b) the last day of the term of any lease or agreement therefor but upon the enforcement of the Security Interest granted hereby in the Collateral, the Borrower shall stand possessed of such last day in trust to assign the same to any Person acquiring such term, or (c) applications filed at CIPO to register Trademarks or service marks on the basis of the Borrower’s “intent to use” such Trademarks or service marks unless and until the filing of a “Statement of Use” or “Amendment to Allege Use” has been filed and accepted, whereupon such applications shall be automatically subject to the Security Interest granted herein and deemed included in the Collateral.

Section 3.3	Unlimited Liability Companies.

If the Borrower controls at any time any Pledged ULC Stock, the Borrower shall remain registered as the sole registered and beneficial owner of the Pledged ULC Stock and will remain as registered and beneficial owner until such time as the Pledged ULC Stock are effectively transferred into the name of the Lender or any other person on the books and records of the ULC. Nothing in this Agreement is intended to or shall constitute the Lender or any Person other than the ULC a shareholder or member of such ULC until such time as notice is given to the ULC and further steps are taken hereunder so as to register the Lender or any other Person as the holder of such Pledged ULC Stock. To the extent any provision hereof would have the effect of constituting the Lender or any other Person as a shareholder or member of a ULC prior to such time, such provision shall be severed therefrom and ineffective with respect to the Pledged ULC Stock without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Equity Interests which are not Pledged ULC Stock. Except upon the exercise of rights to sell or otherwise dispose of Pledged ULC Stock following the occurrence and during the continuance of a Default or an

Event of Default hereunder, the Borrower shall not cause or permit, or enable any ULC in which it holds Pledged ULC Stock to cause or permit, the Lender to: (a) be registered as shareholders or members of such ULC; (b) have any notation entered in their favour in the share register of such ULC; (c) be held out as shareholders or members of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of the Lender holding a security interest in such ULC; or (e) to act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, such ULC.

Section 3.4	Notification of Account Debtors and Other Obligors.

The Lender may at any time (during a Default Period) notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify Canada Post to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.5	Assignment of Insurance.

As additional security for the payment and performance of the Indebtedness, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or the Premises or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, during a Default Period arising from an Event of Default, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse cheques and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.6	Occupancy.

(a) The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period arising from an Event of Default without notice or consent.

(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.6.

Section 3.7	License.

Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period arising from an Event of Default.

Section 3.8	Financing Statement.

The Borrower acknowledges that the Lender shall file from time to time such financing statements and financing change statements against the Collateral under the PPSA and other Applicable Laws which are necessary or desirable to protect and perfect the Security Interest of the Lender in such Collateral. The Borrower shall reimburse the Lender for the cost of filing such financing statements and financing change statements, including the Lender’s reasonable legal fees.

Section 3.9	Setoff.

The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Indebtedness, whether or not due. In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.10	Collateral.

This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.

Section 3.11	Continuing Liability under Collateral.

Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Lender and (ii) the Borrower shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and the Lender shall have no obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Lender have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, (iii) the exercise by the Lender of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral.

Section 3.12	Continuing Liability.

If the Collateral is realized upon and the security interest in the Collateral is not sufficient to satisfy all of the Indebtedness, the Borrower acknowledges and agrees that, subject to the provisions of the PPSA, the Borrower shall continue to be liable for any Indebtedness remaining outstanding and the Lender shall be entitled to pursue full payment thereof.

Section 3.13	Amalgamation.

(a) The Borrower acknowledges and agrees that, upon its amalgamation with another Person, it is the intention of the parties hereto that the term “the Borrower” shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the Security Interest and Lien granted hereby:

(i)	shall extend to all of the Collateral owned by each of the amalgamating corporations and the amalgamated corporation at the time of amalgamation and to any Collateral thereafter owned or acquired by the amalgamated corporation; and

(ii)	shall secure the Indebtedness of each of the amalgamating corporations and the amalgamated corporation to any Secured Party at the time of amalgamation and any Obligation of the amalgamated corporation to any Secured Party thereafter arising.

(b) The Security Interest shall attach to Collateral owned by the corporation amalgamating with the Borrower and by the amalgamated corporation, at the time of the amalgamation, and shall attach to any Collateral thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

Section 3.14	Copy of Agreement; Verification Statement.

The Borrower hereby acknowledges receipt of a signed copy of this Agreement and hereby waives the requirement to be provided with a copy of any verification statement issued in respect of a financing statement or financing change statement filed under the PPSA in connection with this Agreement to perfect the Security Interest created hereby.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1	Conditions Precedent to the Initial Advances.

The Lender’s obligation to make the initial Advances shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a) This Agreement.

(b) The Canadian Revolving Note, the Equipment Term Note and the European Revolving Note.

(c) Each of the Security Documents.

(d) A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease, in form and substance acceptable to the Lender.

(e) A true and correct copy of any and all mortgages pursuant to which the Borrower has mortgaged the Premises, together with a mortgagee’s disclaimer and consent with respect to each such mortgage, in form and substance acceptable to the Lender.

(f) A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, in the case of any goods held by such Person for resale, (i) a consignee’s acknowledgment and waiver of Liens, (ii) PPSA financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) PPSA searches showing that no other secured party has filed a financing statement against such Person and covering property similar to the Borrower’s other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(g) An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory that it intends is to be considered as Eligible Inventory or Equipment that it intends is to be considered as Eligible Equipment.

(h) A true and correct copy of any and all agreements pursuant to which the Borrower’s property is in the possession of any Person other than the Borrower, together with, (i) an acknowledgment and waiver of Liens from each subcontractor who has possession of the Borrower’s goods from time to time, (ii) PPSA financing statements sufficient to protect the Borrower’s and the Lender’s interests in such goods, and (iii) PPSA searches showing that no other secured party has filed a financing statement covering such Person’s property other than the Borrower, or if there exists any such secured party, evidence that each such secured party has received notice from the Borrower and the Lender sufficient to protect the Borrower’s and the Lender’s interests in the Borrower’s goods from any claim by such secured party.

(i) An acknowledgment and agreement from each licensor in favor of the Lender, together with a true, correct and complete copy of all license agreements.

(j) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(k) A certificate of the Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Parent authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the

Borrower’s Constituent Documents, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(l) A current certificate of status issued by the Ontario registrar of corporations, certifying the Borrower’s existence as an Ontario corporation.

(m) Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(n) A certificate of an Officer of the Borrower confirming the representations and warranties set forth in ARTICLE V.

(o) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(p) An opinion of counsel of the Borrower, addressed to the Lender, in form and substance satisfactory to the Lender, acting reasonably.

(q) The separate Guarantee of each Guarantor, pursuant to which each Guarantor unconditionally guarantees the full and prompt payment of all Indebtedness.

(r) A certificate of each Guarantor’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of such Guarantor’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (ii) true, correct and complete copies of such Guarantor’s Constituent Documents, and (iii) examples of the signatures of such Guarantor’s Officers or agents authorized to execute and deliver the Loan Documents to which it is a party and other instruments, agreements and certificates, on such Guarantor’s behalf.

(s) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against each Guarantor except Permitted Liens, and (ii) the Lender has duly filed all financing statements necessary to perfect the Lien granted by each Guarantor to the Lender pursuant to the respective Guarantees, to the extent such Lien is capable of being perfected by filing.

(t) An opinion of counsel of each Guarantor, addressed to the Lender, in form and substance satisfactory to the Lender, acting reasonably.

(u) Payment of all fees due under the terms of this Agreement through the date of the initial Revolving Advances or Equipment Term Advance, and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrower under this Agreement.

(v) Evidence that after making the initial Revolving Advances, satisfying all obligations owed to the Borrower’s prior lender, satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, the sum of (a) Availability, (b) “Availability” under and as defined in the US Credit Agreement, plus (c) all cash proceeds of the initial advance by Whitebox on the Funding Date to the Borrower remaining after the refinancing of certain of the Borrower’s and the Parent’s existing subordinated debt obligations to Whitebox, plus (d) consolidated cash on hand, shall be not less than US$4,500,000.

(w) Evidence that the Parent has received the proceeds of additional subordinated indebtedness extended to the Parent by Whitebox in an amount not less than US$6,100,000 and that a portion of such subordinated indebtedness shall have been used to repay all of the Parent’s existing subordinated indebtedness obligations to Whitebox Convertible Arbitrage Partners and Pandora Select Partners, L.P.

(x) A payoff letter or agreement, duly executed by the Borrower and LaSalle Business Credit.

(y) Such other documents as the Lender in its sole discretion may require.

Section 4.2	Conditions Precedent to Advances.

(a) The Lender’s obligation to make each Advance shall be subject to the further conditions precedent that:

(i)	the representations and warranties contained in ARTICLE V are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(ii)	no event has occurred and is continuing, or would result from such Advance that constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.

The Borrower is (a) a corporation, duly organized, validly existing and in good standing under the laws of the Province of Ontario and (b) is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect. The

Borrower has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. All substantial administrative, management and executive functions of the Borrower are performed at or under the supervision of executives located at the address set forth in Schedule 5.1. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule 5.1. The Borrower’s corporation number and Goods and Services Tax number are correctly set forth in Schedule 5.1.

Section 5.2	Capitalization.

Schedule 5.2 constitutes a correct and complete list of all ownership interests of the Borrower and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements.

The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any Governmental Authority, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any Applicable Law currently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other Material Contract, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4	Legal Agreements.

This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5	Subsidiaries.

Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

Section 5.6	Financial Condition; No Adverse Change.

The Borrower has furnished to the Lender its Parent’s audited consolidated financial statements for its fiscal year ended September 30, 2006 and its Parent’s unaudited consolidated financial statements for the fiscal-year-to-date period ended June 30, 2007, and, subject to year-end adjustments in the case of the interim period financial statements, those statements fairly present the Parent’s consolidated financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP, except for the absence of footnotes. Since the date of the most recent financial statements, except as identified on Schedule 5.6, there has been no change in the Borrower’s business, properties or condition (financial or otherwise) which has had a Material Adverse Effect.

Section 5.7	Litigation.

Other than as set forth in Schedule 5.7 hereto, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of the Borrower or any of its Affiliates.

Section 5.8	Taxes.

The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, provincial, state and local Taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, provincial, state and local tax returns which to the knowledge of the Officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all Taxes as shown on said returns or on any assessment received by any of them to the extent such Taxes have become due and payable.

Section 5.9	Titles and Liens.

The Borrower has good and marketable title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.10	Intellectual Property Rights.

(a) Owned Intellectual Property. Schedule 5.10 (as such Schedule may be amended or supplemented from time to time pursuant to a Credit Agreement Supplement delivered by the Borrower to the Lender) is a complete list of all Patents, applications for Patents, Trademarks, applications to register Trademarks, service marks, applications to register service marks, mask works, trade dress and registered Copyrights for which the Borrower is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.10, (i) the Borrower owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) the Borrower has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(b) Agreements with Employees and Contractors. The Borrower has entered into a legally enforceable agreement with each of its employees and subcontractors who are engaged in research and development activities obligating each such Person to assign to the Borrower, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c) Intellectual Property Rights Licensed from Others. Schedule 5.10 (as such Schedule may be amended or supplemented from time to time pursuant to a Credit Agreement Supplement delivered by the Borrower to the Lender) is a complete list of all agreements under which the Borrower has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, licenses of Software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) or which are incorporated into the software that is included in the Borrower’s products, and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.10 and in written agreements, copies of which have been given to the Lender, the Borrower’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.10, the Borrower is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.10 (as such Schedule may be amended or supplemented from time to time pursuant to a Credit Agreement Supplement delivered by the Borrower to the Lender), the Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property Rights used or necessary to conduct the Borrower’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e) Infringement. Except as disclosed on Schedule 5.10 (as such Schedule may be amended or supplemented from time to time pursuant to a Credit Agreement Supplement delivered by the Borrower to the Lender), the Borrower has no knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual

Property Rights (including any written claim that the Borrower must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.11	Pension and Benefit Plans.

All Pension Plans (if any) and Benefit Plans (if any) to which the Borrower is a party are described in Schedule 5.11. The Pension Plans are duly registered under the Income Tax Act (Canada) and all other Applicable Laws which require registration and no event has occurred which is reasonably likely to cause the loss of that registered status. All material obligations of the Borrower (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed in a timely fashion. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Benefit Plans. There is no proceeding, action, suit or claim (other than routine claims for benefits) pending or threatened involving the Pension Plans or the Benefit Plans, and no facts exist which could reasonably be expected to give rise to that type of proceeding, action, suit or claim. Each of the Pension Plans is fully funded both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP). No promises of benefit improvements under the Pension Plans or the Benefit Plans have been made except where improvement could not have a Material Adverse Effect and, in any event, no such improvements will result in a solvency deficiency or going concern unfunded liability in the affected Pension Plans. All contributions or premiums required to be made or paid by the Borrower to the Pension Plans or the Benefit Plans have been made or paid in accordance with the terms of such plans and all Applicable Laws. All employee contributions to the Pension Plans or the Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by the Borrower and have been fully paid into those plans in compliance with the plans and Applicable Laws. The pension fund under each Pension Plan is exempt from the payment of any income tax and there are no taxes, penalties or interest owing in respect of any pension fund. All material reports and disclosures relating to the Pension Plans required by those plans and any Applicable Laws to be filed or distributed have been filed or distributed in compliance with the plans and Applicable Laws.

Section 5.12	Default.

The Borrower is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could be reasonably expected to have a Material Adverse Effect.

Section 5.13	Environmental Matters.

(a) Except as disclosed on Schedule 5.13, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either the Borrower or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b) Except as disclosed on Schedule 5.13, the Borrower has not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c) Except as disclosed on Schedule 5.13, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or the Borrower, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d) Except as disclosed on Schedule 5.13, the Borrower’s businesses are and have in the past always been conducted in accordance with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has the Borrower been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e) The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the Borrower’s businesses.

Section 5.14	Pledged Equity Interests; Pledged Debt.

Except as disclosed in Schedule 5.14 (as such Schedule may be amended or supplemented from time to time pursuant to a Credit Agreement Supplement delivered by the Borrower to the Lender), the Borrower does not legally or beneficially own, either directly or indirectly, any Pledged Equity Interest in any Person or any Pledged Debt of any Person.

Section 5.15	Submissions to Lender.

All financial and other information, other than projections, valuations or proforma financial statements, provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects and (ii) does not omit any material fact necessary to make such information not misleading. All projections, valuations or pro forma financial statements, provided to the Lender by or on behalf of the Borrower or the Parent in connection with the Borrower’s request for the credit facilities contemplated hereby present a good faith opinion as to such projections, valuations and pro forma financial statements.

Section 5.16	Financing Statements.

The Borrower has caused to be filed financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and first priority perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17	Rights to Payment.

Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no valid defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18	Bank Accounts.

Schedule 5.18 (as such Schedule may be amended or supplemented from time to time pursuant to a Credit Agreement Supplement delivered by the Borrower to the Lender) lists all banks and other financial institutions at which the Borrower maintains deposit and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account and the complete account number.

Section 5.19	Financial Solvency.

Both before and after giving effect to all of the transactions contemplated in the Loan Documents, none of the Borrower or its Affiliates:

(a) Was or will be “insolvent”, as defined under Insolvency Laws;

(b) Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Affiliate are unreasonably small;

(c) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e) At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE VI

COVENANTS

So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1	Reporting Requirements.

The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days (except as to management letters referred to in clause (i) below) after the end of each fiscal year of the Parent, the Parent’s audited consolidated financial statements with the unqualified opinion of independent certified public accountants selected by the Parent and acceptable to the Lender, which annual consolidated financial statements shall include the Parent’s balance sheet as at the end of such fiscal year and the related statements of the Parent’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants (which shall be delivered to the Lender promptly after they are received by the Parent); and (ii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within 30 days (or, with respect to the third month of each of the first three fiscal quarters, 45 days) after the end of the first eleven months of each fiscal year, the consolidated, unaudited/internal balance sheet and consolidated statements of income and retained earnings of the Parent, Borrower, Delphax UK and Delphax France as at the end of and for such month and for the year to date period then ended, prepared on a consolidated basis to include any Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, except for the absence of footnotes, and subject to year-end audit adjustments and which fairly represent the Parent’s, the Borrower’s, Delphax UK’s and Delphax France’s financial position and the results of their operations; and accompanied by a certificate of the Parent’s chief financial officer, substantially in the form of Exhibit D hereto stating (i) that such financial statements have been prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end audit adjustments, and fairly represent the Parent’s consolidated financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or

Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Parent is in compliance with the financial covenants in the US Credit Agreement.

(c) Collateral Reports. Within 15 days after the end of each month (or more frequently during any Default Period if the Lender so requires), a listing and ageing of the Borrower’s accounts receivable and its accounts payable, a detailed inventory report, an inventory certification report, and a calculation of each of the Borrower’s, Delphax UK’s and Delphax France’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period. The Borrower shall submit Accounts aging and Inventory reports electronically to the Lender via its vendor, Collateral Services, Inc. and shall be responsible for paying the monthly processing fee set by Collateral Services, Inc.

(d) Projections. No later than 30 days after the end of each fiscal year, the Parent’s projected consolidated balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail prepared on a consolidated basis. Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e) Litigation. Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower (i) of the type described in Section 5.13(c), or (ii) which seek a monetary recovery against the Borrower in excess of US$50,000.

(f) Defaults. When any Officer of the Borrower becomes aware of the probable occurrence of any Default or Event of Default, and no later than (three) 3 days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(g) Plans.

(i)	The Borrower shall ensure that each Canadian Pension Plan described in Schedule 5.11 retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other Applicable Laws.

(ii)	Upon the Lender’s request, the Borrower shall obtain and to provide the Lender with written confirmation from the applicable Governmental Authorities that each Pension Plan adopted by the Borrower after the date hereof which is required to be registered under the Income Tax Act

(Canada) or any other Applicable Law has been registered without condition. From and after the adoption and registration of any Pension Plan, the Borrower shall ensure that the plan retains its registered status under and is administered in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other Applicable Laws.

(iii)	The Borrower shall cause all reports and disclosures relating to any Pension Plan that are required by the plan or any Applicable Laws to be filed or distributed in a timely manner.

(iv)	The Borrower shall perform all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with each Pension Plan and Benefit Plan and the funding media therefor; make all contributions and pay all premiums required to be made or paid by the Borrower in accordance with the terms of the plan and all Applicable Laws; withhold by way of authorized payroll deductions or otherwise collect and pay into the plan all employee contributions required to be withheld or collected in accordance with the terms of the plan and all Applicable Laws; and ensure that the plan is fully funded, both on an ongoing basis and on a solvency basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with generally accepted actuarial principles).

(v)	The Borrower shall deliver to the Lender, on request, (i) promptly after the filing thereof by the Borrower with any applicable Governmental Authority, copies of each annual and other return, report or valuation with respect to each Pension Plan; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that the Borrower may receive from any applicable Governmental Authority with respect to any Pension Plan; and (iii) notification within 30 days of any increases in the benefits of any existing Pension Plan or Benefit Plan, or the establishment of any new Pension Plan or Benefit Plan, or the commencement of contributions to any plan to which the Borrower was not previously contributing.

(h) Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers exceeding US$50,000 individually or US$100,000 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower.

(i) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s Officers and Directors.

(j) Collateral. Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(k) Intellectual Property.

(i)	30 days prior written notice of Borrower’s intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.17, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii)	Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii)	Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(l) Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners generally.

(m) Securities Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Ontario Securities Commission, the Securities Exchange Commission or any other securities exchange.

(n) Violations of Law. Promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect on the Borrower.

(o) Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

Section 6.2	Permitted Liens; Financing Statements.

(a) The Borrower will not create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i)	real estate restrictive covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(ii)	any Lien created by, or arising under any statute or regulation or common law (in contrast with Liens voluntarily granted) in connection with, without limiting the foregoing, workers’ compensation, employment and unemployment insurance, old age pension, employers’ health tax, vacation pay or other social security or statutory obligations that secure amounts that are not yet due or which are being contested in good faith by proper proceedings diligently pursued and as to which adequate reserves have been established on the Borrower’s books and records and a stay of enforcement of the Lien is in effect;

(iii)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(iv)	Liens in existence on the date hereof and listed in Schedule 6.2 hereto, securing indebtedness for borrowed money permitted under this Agreement (or replacements or refinancings thereof covering no more than the same property);

(v)	the Security Interest and Liens created by the Security Documents; and

(vi)	Purchase money Liens relating to the acquisition of machinery and equipment of the Borrower or any Subsidiary not exceeding the lesser of cost or fair market value thereof, not exceeding US$250,000 for any one purchase or US$500,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

provided that the foregoing list of Permitted Liens is not intended to, and shall not be construed as, subordinating or postponing, or as an agreement to subordinate or postpone, any Lien of the Lender created by this Agreement to any such Permitted Lien.

(b) The Borrower will not amend any financing statements in favor of the Lender except as permitted by Applicable Law. Any authorization by the Lender to any Person to amend financing statements in favor of the Lender shall be in writing.

Section 6.3	Indebtedness.

The Borrower will not incur, create, assume or permit to exist any Indebtedness or liability on account of deposits or advances or any Indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other Indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(i)	any existing or future Indebtedness or any other obligations of the Borrower to the Lender;

(ii)	any Indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto (and any replacements or refinancings thereof that does not increase the aggregate amount thereof); and

(iii)	any Indebtedness subject to a Subordination Agreement;

(iv)	intercompany Indebtedness of the type specified in Section 6.5(v); and

(v)	any Indebtedness relating to Permitted Liens.

Section 6.4	Guarantees.

The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(i)	the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business; and

(ii)	Guarantees, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto (or replacements thereof).

Section 6.5	Investments and Subsidiaries.

The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(i)	investments in direct obligations of the United States of America, Canada or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or Canada, as the case may be, having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System or Canadian Schedule I chartered banks having deposits in excess of US$100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation or the Canada Deposit Insurance Corporation, as the case may be);

(ii)	travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of US$50,000;

(iii)	prepaid rent not exceeding one month or security deposits;

(iv)	current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto; and

(v)	unsecured loans by the Parent to the Borrower and unsecured loans by the Borrower to the Parent, in each in the ordinary course of business.

Section 6.6	Dividends and Distributions.

The Borrower will not declare or pay any dividends (other than dividends payable solely in Securities of the Borrower) on any class of its Securities, or make any payment on account of the purchase, redemption or other retirement of any shares of such Securities, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly, except as permitted by the Lender in writing.

Section 6.7	Salaries.

The Borrower will not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increase the salary, bonus, commissions, consultant fees for any current or former Director or Officer or other compensation of any Director, Officer or consultant who is or ever was a Director or Officer, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in aggregate; provided, however, that the Borrower may pay bonuses in accordance with and subject to the conditions and limitations of the written Management Incentive Plan in effect on the date hereof that has been delivered to the Lender (and which is not to be revised or altered without the Lender’s prior consent).

Section 6.8	Books and Records; Collateral Examination, Inspection and Appraisals.

(a) The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its Directors, Officers, employees or agents.

(b) The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower.

(c) The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

(d) The Lender may also, from time to time, obtain at the Borrower’s expense an appraisal of any Collateral by an appraiser acceptable to the Lender in its sole discretion.

Section 6.9	Account Verification.

(a) The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b) The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.10	Compliance with Laws.

(a) The Borrower shall (i) comply with the requirements of Applicable Laws, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without material violation of any federal, provincial, state or local law, statute or ordinance.

(b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.11	Payment of Taxes and Other Claims.

The Borrower will pay or discharge, when due, (a) all Taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, provincial, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.12	Maintenance of Properties.

(a) The Borrower will keep and maintain the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender. The Borrower will take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b) The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.13	Insurance.

The Borrower will obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.14	Preservation of Existence.

The Borrower will preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.15	Delivery of Instruments, etc.

Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all Instruments, Documents of Title, Pledged Equity Interests, Pledged Debt and Chattel Paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.16	Sale or Transfer of Assets; Suspension of Business Operations.

The Borrower will not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of its assets, or (c) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (i) the sale of Inventory in the ordinary course of business or (ii) the disposal of obsolete or unneeded equipment the aggregate value of which does not exceed US$100,000 during any 12-month period. The Borrower will not liquidate, dissolve or suspend business operations. The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Indebtedness. The Borrower will not license any other Person to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.17	Amalgamation, Consolidation and Merger; Asset Acquisitions.

The Borrower will not amalgamate with, consolidate with or merge into any Person, or permit any other Person to amalgamate with it or merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.18	Sale and Leaseback.

The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.19	Restrictions on Nature of Business.

The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 6.20	Accounting.

The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not adopt, permit or consent to any change in its fiscal year.

Section 6.21	Discounts, etc.

The Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold after notice from the Lender during a Default Period, or, in any case, outside the ordinary course of business. The Borrower will not modify, amend, subordinate, cancel or terminate any account debtor or other obligor of the Borrower after notice from the Lender during a Default Period, or, in any case, outside the ordinary course of business.

Section 6.22	Plans.

Except as disclosed to the Lender in writing prior to the date hereof, the Borrower will not (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Benefit Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Pension Plan or Benefit Plan in a manner that would materially increase its funding obligations.

Section 6.23	Place of Business; Name.

The Borrower will not (a) transfer its chief executive office or principal place of business, or (b) except upon no less than 30 days prior written notice to the Lender, move, relocate, close or sell any business location of the Borrower. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name or jurisdiction of organization.

Section 6.24	Constituent Documents.

The Borrower will not amend its Constituent Documents.

Section 6.25	Cash Management.

Until the Termination Date, the Borrower shall maintain the bank accounts specified in Schedule 5.18 including, without limitation, the Control Account; provided that the Borrower shall close the accounts numbered 450131883482 and 450131883481, respectively, maintained with ABN AMRO Bank N.V., Canada Branch as soon as possible and shall not, on and after the Funding Date, direct any customers to pay any Accounts to such Deposit Accounts. Within thirty (30) days of the Funding Date, the Borrower shall enter into the Blocked Account and Control Agreement with the Lender and the Account Bank. The Borrower shall not, and shall not permit its Subsidiaries to, open or close any bank accounts without the prior written consent of the Lender.

Section 6.26	Performance by the Lender.

If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this ARTICLE VI or elsewhere herein, and if such failure shall continue for a period of fifteen (15) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.12 and Section 6.14, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints, effective during any Default Period, the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower hereunder.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1	Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of the Canadian Revolving Note, the Equipment Term Note, the European Revolving Note or any default with respect to any other Indebtedness due from Borrower to Lender as such Indebtedness becomes due and payable;

(b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement (other than those described in other Sections of this Section 7.1) and, except in the case of any such default or breach under Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.11, 6.13, 6.14, 6.16, 6.17, 6.23 or 6.25 of this Agreement or that is not reasonably susceptible of cure, such default or breach shall continue for 15 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such breach or default to the Lender, (ii) the date the Borrower should have given notice of such breach or default to the Lender pursuant to Section 6.1 of above, or (iii) the date the Lender gives notice of such breach or default to the Borrower;

(c) A Change of Control shall occur;

(d) The Borrower or any Guarantor shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its or his property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, including under the Insolvency Laws; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor;

(e) A petition shall be filed by or against the Borrower or any Guarantor under the United States Bankruptcy Code, under the Insolvency Laws or the laws of any other jurisdiction naming the Borrower or such Guarantor as debtor;

(f) Any “Event of Default” shall occur under the US Credit Agreement;

(g) Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any Guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall be incorrect in any material respect;

(h) The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of US$50,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(i) Any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of the Borrower or any of its Subsidiaries or gives notice of its intention to do any of the foregoing;

(j) A default under any bond, debenture, note or other evidence of Indebtedness of the Borrower, which bond, debenture, note or Indebtedness is in an amount in excess of US$50,000, owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease requiring payments by the Borrower in an amount in excess of $50,000 in any fiscal year, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(k) An event of default shall occur under any Security Document and shall continue beyond any grace period applicable thereto;

(l) Default in the payment of any amount owed by the Borrower to the Lender other than any Indebtedness arising hereunder which default shall continue beyond any grace period applicable thereto;

(m) Any Guarantor shall repudiate, purport to revoke or fail to perform any obligation under such Guaranty in favor of the Lender or any Guarantor shall cease to exist;

(n) The Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment with respect to indebtedness that has been subordinated pursuant to any Subordination Agreement;

(o) There has occurred any breach, default or event of default that shall continue beyond any grace period applicable thereto, if any, by, or attributable to, any Affiliate under any agreement between the Affiliate and the Lender;

(p) The indictment of any Director, Officer, Guarantor, or any or any Owner of at least twenty (20%) of the issued and outstanding common stock of the Borrower for a felony offence under state or federal law or for an indictable offence under the Criminal Code of Canada relating to the Borrower, any of its Affiliates or their business or the conviction of any Director, Officer, Guarantor, or any or any Owner of at least twenty (20%) of the issued and outstanding common stock of the Borrower for a felony offence under state or federal law or for an indictable offence under the Criminal Code of Canada; or

(q) This Agreement or any of the other Loan Documents, or any material provision hereof or thereof, shall at any time after execution and delivery hereof or thereof, for any reason, cease to be a legal, valid and binding obligation of the Borrower or cease to be enforceable against the Borrower in accordance with its terms or shall be declared to be null and void, or the legality, validity, binding nature or enforceability of this Agreement or any other Loan Document, or any provision hereof or thereof, shall be contested by the Borrower or the Borrower shall deny that it has any further liabilities or obligations hereunder or thereunder.

Section 7.2	Rights and Remedies.

During any Default Period arising from an Event of Default, the Lender may exercise any or all of the following rights and remedies:

(a) The Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) The Lender may, by notice to the Borrower, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Indebtedness;

(d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the PPSA and other Applicable Laws, including the right to take possession of Collateral or the Premises, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease, foreclose on or otherwise dispose of any or all of the Collateral or the Premises (with or without giving any warranties as to the Collateral or the Premises, title to the Collateral or the Premises or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e) The Lender may appoint, remove or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Borrower or not, to be an interim receiver, receiver or receivers (hereafter called a “Receiver”, which term when used herein shall include a receiver and manager) of the Collateral (including any interest, income or profits therefrom). Any such receiver shall, to the extent permitted by Applicable Law, be deemed the agent of the Borrower and not of the Lender, and the Lender shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall (i) have such powers as have been granted to the Lender under this Agreement and (ii) shall be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the Lender under this Section 7.2. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Borrower, enter upon, use and occupy all premises owned or occupied by the Borrower wherein the Collateral may be situate, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on the Borrower’s business or as security for loans or advances to enable the Receiver to carry on the Borrower’s business or otherwise, as such Receiver shall, in its reasonable discretion determine. Except as may be otherwise directed by the Lender, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the Lender and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of the Lender, be vested with, in addition to the rights set out herein, all or any of the rights and powers of the Lender described in the Loan Documents the PPSA, the UCC and under Insolvency Laws.

(f) The Borrower shall pay all costs, charges and expenses incurred by Lender or any Receiver or any nominee or agent of Lender, whether directly or for services rendered (including, without limitation, solicitor’s costs on a solicitor and his own client basis, auditor’s costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Loan Document and in enforcing the Indebtedness and all such expenses together with any money owing as a result of any borrowing permitted hereby or pursuant to any Applicable Law shall be a charge on the proceeds of realization and shall be secured hereby.

(g) The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(h) The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(d) or Section 7.1(e), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.

Section 7.3	Certain Notices.

If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.4) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1	No Waiver; Cumulative Remedies; Compliance with Laws.

No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable provincial, state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2	Amendments, Etc.

No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3	Currency.

Unless otherwise specified, all amounts are stated in US Dollars.

Section 8.4	Notices; Communication of Confidential Information; Requests for Accounting.

Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e-mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e-mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e-mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of ARTICLE II shall not be effective until received by the Lender. All notices, financial information, or other business records sent by either party to this Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrower. The Borrower requests that the Lender respond to all such requests that on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.5	Further Documents.

The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.6	Costs and Expenses.

The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.7	Indemnity.

In addition to the payment of expenses pursuant to Section 8.6, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i)	Any and all transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)	Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.13 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.10(b); and

(iii)	Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The Borrower’s obligations under this Section 8.7 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.8	Participants.

The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers (but not obligations) specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.9	Execution in Counterparts; Telefacsimile Execution.

This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement or any other Loan Document by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by telefacsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. Retention of Borrower’s Records.

The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than 30 days after receipt by the Lender. If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.4 within 30 days of the Lender taking control of same.

Section 8.10	Binding Effect; Assignment; Complete Agreement; Sharing Information.

The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent and the Lender shall not have the right to assign any of its rights hereunder to a Person who is a non-resident of Canada for purposes of the Income Tax Act (Canada) unless an Event of Default shall have occurred and be continuing. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and Wells US may share any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such sharing of information.

Section 8.11	Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12	Headings.

Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13	Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.

The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the Province of Ontario. The parties hereto hereby (i) consent to the personal jurisdiction of the courts of the Province of Ontario in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the courts located in the City of Toronto in the Province of Ontario and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.14	Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 8.14 referred to as the “Judgment Currency”) an amount due under this Agreement in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 8.14 being hereinafter referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 8.14(a) above, there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the Borrower under this Section shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this Section 8.14 means the rate of exchange at which the Lender, on the relevant date at or about 1:00 p.m. (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Delphax Technologies Canada Limited 5030 Timberlea Blvd.		DELPHAX TECHNOLOGIES CANADA LIMITED
Mississauga, Ontario
L4W 2S5		By:	/s/ Gregory S. Furness
		Name:	Gregory S. Furness
Telecopier:	905.238.4543	Its:	Chief Financial Officer
Attention:	Controller

with a copy to:

Delphax Technologies Inc.
6100 West 110th Street
Bloomington, MN 55438

Telecopier:	952.426.6816
Attention:	Chief Financial Officer
e-mail:	gfurness@delphax.com

Wells Fargo Financial Corporation Canada 55 Standish Court, Suite 400		WELLS FARGO FINANCIAL CORPORATION CANADA
Mississauga, Ontario
L5R 4J4		By:	/s/ Nick Scarfo
		Name:	Nick Scarfo
Telecopier:	905.755.7106		Its Vice President
Attention:	Nick Scarfo
e-mail:	nickscarfo@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association
acting through its Wells Fargo Business Credit
operating division
Mac N9312-040
90 South Seventh Street
Minneapolis, Minnesota
USA 55479

Telecopier:	612.341.2472
Attention:	Becky A. Koehler, Vice President
e-mail:	becky.a.koehler@wellsfargo.com

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Canadian Revolving Note

Exhibit B	Form of Equipment Term Note

Exhibit C	Form of European Revolving Note

Exhibit D	Form of Compliance Certificate

Exhibit E	Premises

Exhibit F	Credit Agreement Supplement

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.6	Changes to Financial Condition

Schedule 5.7	Litigation Matters

Schedule 5.10	Intellectual Property Disclosures

Schedule 5.11	Pension Plans and Benefit Plans

Schedule 5.13	Environmental Matters

Schedule 5.14	Pledged Equity Interests and Pledged Debt

Schedule 5.18	Borrower Bank Accounts

Schedule 6.2	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guarantees

Exhibit A to Credit and Security Agreement

CANADIAN REVOLVING NOTE

US$4,000,000	September 10, 2007

For value received, the undersigned, DELPHAX TECHNOLOGIES CANADA LIMITED, an Ontario corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO FINANCIAL CORPORATION CANADA (the “Lender”), on the Termination Date referenced in the Credit and Security Agreement dated the same date as this Canadian Revolving Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 55 Standish Court, Suite 400, Mississauga, Ontario, L5R 4J4, or at any other place designated at any time by the holder hereof, in lawful money of the United States and in immediately available funds, the principal sum of four million Dollars (US$4,000,000) or the aggregate unpaid principal amount of all Canadian Revolving Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Canadian Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Canadian Revolving Note is the Canadian Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Canadian Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This Canadian Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

For purposes of the Interest Act (Canada), where in this Canadian Revolving Note a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the actual number of days in the year for which the calculation is made and divided by 360.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Canadian Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

IN WITNESS WHEREOF, the undersigned has executed this Canadian Revolving Note on the date first written above.

Exh. A - 1

DELPHAX TECHNOLOGIES CANADA LIMITED

By:
Name:
Its:	President

Exh. A - 2

Exhibit B to Credit and Security Agreement

EQUIPMENT TERM NOTE

US$1,000,000	September 10, 2007

For value received, the undersigned, DELPHAX TECHNOLOGIES CANADA LIMITED, an Ontario corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO FINANCIAL CORPORATION CANADA (the “Lender”), on the Termination Date set forth in the Credit and Security Agreement dated the same date as this Equipment Term Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 55 Standish Court, Suite 400, Mississauga, Ontario, L5R 4J4, or at any other place designated at any time by the holder hereof, in lawful money of the United States and in immediately available funds, the principal sum of one million Dollars (US$1,000,000) or the aggregate unpaid principal amount of all Equipment Term Advances made by the Lender to the Borrower under the Credit Agreement together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Equipment Term Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Equipment Term Note is the Equipment Term Note referred to in the Credit Agreement, and is subject to the terms of, the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Equipment Term Note may be prepaid only in accordance with the terms of the Credit Agreement. This Equipment Term Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

For purposes of the Interest Act (Canada), where in this Equipment Term Note a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the actual number of days in the year for which the calculation is made and divided by 360.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Equipment Term Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

IN WITNESS WHEREOF, the undersigned has executed this Equipment Term Note on the date first written above.

Exh. B - 1

DELPHAX TECHNOLOGIES CANADA LIMITED

By:
Name:
Its:	President

Exh. B - 2

Exhibit C to Credit and Security Agreement

EUROPEAN REVOLVING NOTE

US$2,000,000	September 10, 2007

For value received, the undersigned, DELPHAX TECHNOLOGIES CANADA LIMITED, an Ontario corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO FINANCIAL CORPORATION CANADA (the “Lender”), on the Termination Date referenced in the Credit and Security Agreement dated the same date as this European Revolving Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 55 Standish Court, Suite 400, Mississauga, Ontario, L5R 4J4, or at any other place designated at any time by the holder hereof, in lawful money of the United States and in immediately available funds, the principal sum of two million Dollars (US$2,000,000) or the aggregate unpaid principal amount of all European Revolving Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this European Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This European Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this European Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This European Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

For purposes of the Interest Act (Canada), where in this European Revolving Note a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the actual number of days in the year for which the calculation is made and divided by 360.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this European Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

IN WITNESS WHEREOF, the undersigned has executed this European Revolving Note on the date first written above.

Exh. C - 1

DELPHAX TECHNOLOGIES CANADA LIMITED

By:
Name:
Its:	President

Exh. C - 2

Exhibit D to Credit and Security Agreement

Compliance Certificate

To:	Wells Fargo Financial Corporation Canada
Date:	[ , 200 ]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated as of September 10, 2007 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Delphax Technologies Inc., which consolidate the results for Delphax Technologies Canada Limited (the “Borrower”) as of and for [                        , 200    ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the date thereof.

I further hereby certify as follows: Events of Default. (Check one):

☐	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement except as previously reported in writing to the Lender.

☐	The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement not previously reported in writing to the Lender and attached hereto is a statement of the facts with respect to thereto. The Borrower acknowledges that pursuant to Section 2.6(b) of the Credit Agreement, the Lender may impose the Default Rate at any time during the resulting Default Period.

Material Adverse Change in Litigation Matters of the Borrower. I further hereby certify as follows (check one):

☐	The undersigned has no knowledge of any material adverse change to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor.

☐	The undersigned has knowledge of material adverse changes to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor not previously disclosed in Schedule 5.7. Attached to this Certificate is a statement of the facts with respect thereto.

Salaries. As of the Reporting Date, the Borrower has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increase the salary, bonus, commissions, consultant fees for any current or former Director or Officer or other

Exh. D - 1

compensation of any Director, Officer or consultant who is or ever was a Director or Officer, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in aggregate other than in accordance with and subject to the conditions and limitations of the written Management Incentive Plan in effect on the date of the Credit Agreement that was delivered to the Lender, and has not altered or revised such plan except as agreed to be the Lender, and as a consequence ☐ is ☐ is not in compliance with Section 6.7 of the Credit Agreement.

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

DELPHAX TECHNOLOGIES CANADA LIMITED

By:
Its Chief Financial Officer

Exh. D - 2

Exhibit E to Credit and Security Agreement

Premises

The Premises referred to in the Credit and Security Agreement are legally described as follows:

Delphax Technologies Inc.

6100 West 110th Street

Bloomington, MN 55438

Lot 2, Block 1, Nesbitt Industrial Park 2nd Addition, according to the recorded plat thereof, and situate in Hennepin County, Minnesota

Delphax Technologies Canada Ltd.

5030 - 5040 Timberlea Boulevard

Mississauga, Ontario

L4W 2S5

ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of Mississauga, in the Regional Municipality of Peel, and being composed of part of Block H, according to a Plan filed in the Land Registry Office for the Land Titles Division of Peel as Number M-219, designated as Parts 3 and 7 on a Plan of Survey of Record registered in the said Land Registry Office as Number 43R-6987.

RESERVING the rights set out as set out I Instrument No. 234803;

SUBJECT to and easement over that part of Block H, designated as Part 7 on Reference Plan 43R-6987, as set out in Instrument No. 207133.

Being the whole of Parcel H-12 in the register for Section M-219.

Note: A portion of this location (22,921 square feet) that is leased by Delphax Technologies Canada Ltd. has been subleased to Access Metal Services Inc.

Delphax Technologies Canada Ltd.

5060 Tomken Road

Mississauga, Ontario

ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the city of Mississauga in the Regional Municipality of Peel and Province of Ontario and being composed of:

Block D, Plan M-267 and Parts 1, 2 and 3 of Plan 43R-8425 being that part of the original allowance for road between Lot 1 in the Second Concession East of Hurontario Street and Lot 1 in the Third Concession East of Hurontario Street (known as Second Line East).

Exh. E - 1

Delphax Technologies Limited

Unit 3 Satellite Business Village

Fleming Way, Crawley

West Sussex RH10 9NE

United Kingdom

All that land edged red on the Plan together with the building accessways paved areas car parking spaces fire escape and bin store erected or laid out thereon known as Unit 3 The Satellite Business Village Fleming Way Crawley West Sussex.

Delphax Technologies Limited

Unit 4 Satellite Business Village

Fleming Way, Crawley

West Sussex RH10 9NE

United Kingdom

All that land edged red on the Plan together with the building accessways paved areas car parking spaces fire escape and bin store erected or laid out thereon known as Unit 4 The Satellite Business Village Fleming Way Crawley West Sussex.

Note: This location, leased by Delphax Technologies Limited, has been subleased to:

 Afriso Eurogauge Limited

 Imberhorne Lane

 East Grinstead

 West Sussex RH19 1RF

Delphax Technologies S.A.S.

8 – 10 rue du bois Sauvage

91055, Evry cedex

France

Block J, stand alone building, 2 floors and 500 square meters.

Exh. E - 2

Exhibit F to Credit and Security Agreement

FORM OF CREDIT AGREEMENT SUPPLEMENT

This CREDIT AGREEMENT SUPPLEMENT, dated [mm/dd/yy], is delivered by DELPHAX TECHNOLOGIES CANADA LIMITED (the “Borrower”) pursuant to the Credit and Security Agreement dated as of September 10, 2007 (including all Exhibits and Schedules thereto and forming part thereof, and as it may be from time to time amended, restated, modified or supplemented, the “Credit Agreement”), between the Borrower and Wells Fargo Financial Corporation Canada. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

[Describe supplement to Credit Agreement Schedule]

The Borrower represents and warrants that this Credit Agreement Supplement accurately and completely sets forth all additional information required pursuant to the Credit Agreement and hereby agrees that this Credit Agreement Supplement shall constitute part of the Credit Agreement.

IN WITNESS WHEREOF, the Borrower has caused this Credit Agreement Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

DELPHAX TECHNOLOGIES CANADA LIMITED

By:
Name:
Title: